Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 1, 2013 with respect to the consolidated financial statements of LTN Staffing, LLC and subsidiaries d/b/a BG Staffing included in the Annual Report on Form 10-K for the year ended December 29, 2013 of BG Staffing, Inc. (successor to LTN Staffing, LLC), which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Dallas, Texas
December 19, 2014